Exhibit 99.1

FOR IMMEDIATE RELEASE Media Relations Contact:	FEBRUARY 19, 2004 Investor Relations Contact:
Kevin Brett 408-433-7150 kbrett@lsil.com	Diana Matley 408-433-4365 diana@lsil.com

CC04-34

LSI LOGIC SUBSIDIARY FILES S-1 REGISTRATION STATEMENT
WITH SECURITIES AND EXCHANGE COMMISSION

Storage Systems Company to Concentrate on Modular Storage Systems;
LSI Logic to Focus on Consumer, Communications and Storage Components

MILPITAS, CA — LSI Logic Corporation (NYSE: LSI) took another step today toward the separation of its storage systems business from its semiconductor, storage adapters and associated software businesses with the filing by its subsidiary, LSI Logic Storage Systems, Inc., of a Form S-1 Registration Statement with the Securities and Exchange Commission (SEC). The filing provides for an offering by the storage systems subsidiary of up to $250 million of its common stock.

In the S-1 filing, LSI Logic reaffirmed its intention to pursue the separation of its wholly owned subsidiary into an independent public company providing modular, high-performance, disk storage systems and sub-assemblies primarily to server and storage original equipment manufacturers (OEMs).

The initial public offering (IPO) of the storage systems company is anticipated to be completed in the first half of 2004. At the completion of the offering, LSI Logic will continue to own the majority of the outstanding common stock of the storage systems company. LSI Logic’s current intention is to distribute to its stockholders by summer of 2005 the remaining shares of the storage systems company owned by LSI Logic in a tax-free transaction. All of the net proceeds from the storage systems company’s IPO are expected to be paid to LSI Logic.

After the separation, LSI Logic’s strategic focus will be on its semiconductor businesses targeted at global Consumer, Communications and Storage Components markets. Included in these LSI Logic businesses are standard-cell ASICs, RapidChip™ Platform ASICs, standard products, host bus adapters and internal RAID adapters.

The offering will only be made by means of a prospectus. When available, a copy of the preliminary prospectus may be obtained from Morgan Stanley & Co. Incorporated, Attn: Prospectus Department, 1585 Broadway, New York, NY 10036-8200, or from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, NY 10004-2408.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Safe Harbor for Forward Looking Statements: This news release contains a number of forward-looking statements that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding the following: LSI Logic’s intention to separate its storage systems business from its semiconductor business and to create a separate storage systems company; the anticipated payment of the IPO proceeds to LSI Logic; the possibility of completing the IPO for the storage systems company in the first half of 2004; and the possibility of distributing the remaining shares of the storage systems company in a tax-free transaction or selling or holding a portion of the shares of the storage system company. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The risks and uncertainties include, but are not limited to, the following: the possibility that the semiconductor company’s financial results will be harmed as a result of the separation of the storage systems business; the increased vulnerability of each company to the cyclical nature of each of their respective industries; increased expenses resulting from the separation; employee distraction and the inability of LSI Logic to manage successfully and complete the separation, including the ability to retain and attract key employees; risks relating to the allocation of assets and personnel between the companies; the risk that the IPO for the storage systems company may not occur; the risk of a downturn in the companies’ target markets; the possibility of unfavorable economic conditions in general; and to the extent that the spin-off of the storage systems company occurs, the risk that the ability of the holders of LSI Logic’s convertible notes to proceed against the full assets of LSI Logic might be impaired. In addition, please see the documents filed by LSI Logic with the SEC, and specifically its most recent reports on Form 10-K, 10-Q and 8-K, for more complete description of the risks and uncertainties facing LSI Logic’s business. LSI Logic undertakes no duty to update the forward-looking statements herein.

About LSI Logic

LSI Logic Corporation is a leading designer and manufacturer of communications, consumer and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1621 Barber Lane, Milpitas, CA 95035. http://www.lsilogic.com

About LSI Logic Storage Systems, Inc.

LSI Logic Storage Systems, Inc., a subsidiary of LSI Logic Corporation, is a provider of modular, high-performance, disk storage systems and sub-assemblies to server and storage OEMs. Our products are offered as complete storage systems, or as sub-assemblies, configured from modular components, including storage controller modules, disk drive enclosure modules and related storage management software. Our customers include IBM, StorageTek, the Teradata division of NCR, and SGI.

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Editor’s Notes:

1.	All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, http://www.lsilogic.com.

2.	The LSI Logic logo design is a registered trademark of LSI Logic Corporation.

3.	All other brand or product names may be trademarks or registered trademarks of their respective companies.